Exhibit 99.1

Explanatory Note

The financial information contained in Item 6 has been derived from our revised consolidated financial statements and reflects the retrospective application of Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) Accounting Principles Board (“APB”) 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner reflecting their nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods.  We adopted FSP APB 14-1 effective January 1, 2009 and applied the effects retrospectively to our consolidated financial statements for the years ended December 31, 2008, 2007 and 2006. These reclassifications are discussed further in Note 25 to the revised consolidated financial statements contained in Item 8.

In December 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51, which requires noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity. We adopted SFAS No. 160 effective January 1, 2009. The adoption of the new standard resulted in the presentation of Mr. Paul G. Allen’s 5.6% preferred membership interest in CC VIII, LLC (“CC VIII”) as temporary equity in our consolidated balance sheets as presented, which was previously classified as minority interest.

Item 6.  Selected Financial Data.

The following table presents selected consolidated financial data for the periods indicated (dollars in millions, except share data):

	Charter Communications, Inc.
	Year Ended December 31, (a)
	2008 (c)	2007 (c)	2006 (c)	2005	2004

Statement of Operations Data:
Revenues	$6,479	$6,002	$5,504	$5,033	$4,760
Operating income (loss) from continuing operations	$(614)	$548	$367	$304	$(1,942)
Interest expense, net	$(1,905)	$(1,861)	$(1,901)	$(1,818)	$(1,669)
Loss from continuing operations before income taxes and cumulative effect of accounting change	$(2,554)	$(1,325)	$(1,483)	$(891)	$(3,575)
Net loss	$(2,451)	$(1,534)	$(1,454)	$(970)	$(4,345)
Basic and diluted loss from continuing operations before cumulative effect of accounting change per common share	$(6.56)	$(4.17)	$(5.03)	$(3.24)	$(11.47)
Basic and diluted loss per common share	$(6.56)	$(4.17)	$(4.38)	$(3.13)	$(14.47)
Weighted-average shares outstanding, basic and diluted	373,464,920	368,240,608	331,941,788	310,209,047	300,341,877

Balance Sheet Data (end of period):
Investment in cable properties	$12,371	$14,045	$14,440	$15,666	$16,167
Total assets	$13,882	$14,666	$15,100	$16,431	$17,673
Total debt	$21,511	$19,903	$18,962	$19,388	$19,464
Note payable – related party	$75	$65	$57	$49	$--
Temporary equity (b)	$241	$215	$198	$188	$648
Preferred stock — redeemable	$--	$5	$4	$4	$55
Shareholders’ deficit	$(10,506)	$(7,887)	$(6,119)	$(4,920)	$(4,406)

(a)
In 2006, we sold certain cable television systems in West Virginia and Virginia to Cebridge Connections, Inc.  We determined that the West Virginia and Virginia cable systems comprise operations and cash flows that for financial reporting purposes meet the criteria for discontinued operations.  Accordingly, the results of operations for the West Virginia and Virginia cable systems have been presented as discontinued operations, net of tax, for the year ended December 31, 2006 and all prior periods presented herein have been reclassified to conform to the current presentation.

(b)
Temporary equity represents Paul G. Allen’s (Charter’s chairman and majority shareholder) 5.6% preferred membership interests in our indirect subsidiary, CC VIII, and nonvested shares of restricted stock and performance shares issued to employees. The preferred membership interest arises from approximately $630 million of preferred membership units issued by CC VIII in connection with an acquisition in February 2000.  Our 70% interest in the 24,273,943 Class A preferred membership units (collectively, the "CC VIII interest") is held by CCH I, LLC (“CCH I”).  See Note 3 to our accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data.” Reported losses allocated to minority interest on the statement of operations were limited to the extent of any remaining minority interest on the balance sheet related to Charter Holdco.  Because minority interest in Charter Holdco was substantially eliminated at December 31, 2003, beginning in 2004, Charter began to absorb substantially all losses before income taxes that otherwise would have been allocated to minority interest.  On January 1, 2009, Charter adopted Statement of Financial Accounting Standards (“SFAS”) 160 which requires losses to be allocated to non-controlling interests even when such amounts are deficits.

(c)	Years ended December 31, 2008, 2007 and 2006 have been restated to reflect the retrospective application of FSP APB 14-1. Earlier periods have not been restated and therefore are not comparable.

Comparability of the above information from year to year is affected by acquisitions and dispositions completed by us.  See Note 4 to our accompanying consolidated financial statements contained in “Item 8. Financial Statements and Supplementary Data” and “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”